Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of September 30, 2026, and is made by and among First Keystone Corporation, a Pennsylvania corporation (the “Company”), and the several purchasers of the Subordinated Notes (as defined herein) identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company has requested that the Purchasers purchase from the Company up to $32,500,000 in aggregate principal amount of Subordinated Notes (as defined herein), which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein).

WHEREAS, the Company has engaged Performance Trust Capital Partners, LLC, as its exclusive placement agent (“Placement Agent”) for the offering of the Subordinated Notes;

WHEREAS, each of the Purchasers is an institutional “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3), or (7) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or a QIB (as defined below);

WHEREAS, the offer and sale of the Subordinated Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act; and

WHEREAS, each Purchaser is willing to purchase from the Company a Subordinated Note in the principal amount set forth on such Purchaser’s respective signature page hereto (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereto hereby agree as follows:

AGREEMENT

1.DEFINITIONS.
1.1Defined Terms.  The following capitalized terms used in this Agreement and in the Subordinated Notes have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Subordinated Note represented by a global certificate, the rules and procedures of DTC that apply to such transfer or exchange.

“Bank” means First Keystone Community Bank, a Pennsylvania state-chartered commercial bank and trust company and wholly owned subsidiary of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Pennsylvania are permitted or required by any applicable law or executive order to close.

“Bylaws” means the Bylaws of the Company, including all amendments thereto, as in effect on the Closing Date.

“Charter” means the Articles of Incorporation of the Company, including all amendments thereto, as in effect on the Closing Date.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” means September 30, 2026.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.

“Company Covered Person” has the meaning set forth in Section 4.2.4.

“Company’s Reports” means (i) audited financial statements of the Company for the year ended December 31, 2025; (ii) the unaudited financial statements of the Company for the periods ended March 31, 2026 and June 30, 2026 and (iii) the Company’s reports for the year ended December 31, 2025 and the periods ended March 31, 2026 and June 30, 2026 as filed with the FRB as required by regulations of the FRB.

“Data Room” means the virtual data room for “Project Linchpin” hosted by the Placement Agent on its Datasite site.

“Disbursement” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 4.2.4.

“DTC” has the meaning set forth in Section 5.8.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options, or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in the Subordinated Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Global Note” has the meaning set forth in Section 3.1.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over the Company or a Subsidiary of the Company.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means:  (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (ii) all obligations secured by any lien on Property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Major Constituent Bank” means any Subsidiary that is organized as a banking organization under federal or state law and that represents fifty percent (50%) or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (a) is or would be reasonably likely to be material and adverse to the financial condition, results of operations or business of such Person, or (b) would materially impair the ability of such Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (ii) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (iii) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company, the Bank or the Purchasers, (iv) direct effects of compliance with this Agreement on the operating performance of the Company, the Bank or the Purchasers, including expenses incurred by the Company, the Bank or the Purchasers in consummating the transactions contemplated by the Subordinated Note Purchase Agreements by and between the Company and each Purchaser, (v) the effects of any action or omission taken by the Company with the prior written consent of the Purchasers, and vice versa, or as otherwise contemplated by this the Subordinated Note Purchase Agreements by and between the Company and each Purchaser and the Subordinated Notes, (vi) the effects of any declaration of a state of emergency by the government of the United States or any State of the United States (including any government shutdowns); and (vii) the effects of any epidemic, pandemic or disease outbreak, or continuation or extension of any epidemic, pandemic or disease outbreak, affecting the United States or related events such as freight embargoes, lack of transportation, travel restrictions or business closures, (viii) changes in or any developments or occurrences relating to or affecting domestic or global or national political conditions, including the conflict in Iran and the Persian Gulf, in Lebanon, in the Ukraine and in Gaza, the outbreak, continuation or escalation of war, hostilities or acts of terrorism (whether declared or undeclared), any national or international calamity, or any natural disasters, (ix) the failure of the Bank to meet any internal projections, forecasts, estimates or guidance for any period ending after December 31, 2025 (but not excluding the underlying causes of such failure unless otherwise excluded hereunder), or (x) the public disclosure of this Agreement or the transactions contemplated herein, which in the event of (i), (ii), (iii), (vi), (vii), and (viii), do not disproportionately affect the operations or business of the Company or the Bank in comparison to other banking institutions with similar operations.

“Maturity Date” means September 30, 2036.

“OFAC” has the meaning set forth in Section 4.6.7.

“Paying Agency Agreement” means the Paying Agency and Registrar Agreement, dated as of September 30, 2026, between the Company and UMB Bank, National Association, as paying agent and registrar as may be amended, modified or restated from time to time.

“Paying Agent” means UMB Bank, National Association, as paying agent and registrar under the Paying Agency Agreement, or any successor in accordance with the applicable provisions of the Paying Agency Agreement.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” has the meaning set forth in the Recitals.

“Presentation” means the Company’s presentation captioned “Private Placement of Subordinated Notes” and dated September 10, 2026, related to the offering of the Subordinated Notes and made available to the Purchasers, together with any amendments or supplements thereto.

“Property” means any real property owned or leased by the Company or any Affiliate or Subsidiary of the Company.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.

“QIB” has the meaning set forth in Section 5.8.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.

“Sanctioned Countries” has the meaning set forth in Section 4.6.7.

“Sanctions” has the meaning set forth in Section 4.6.7.

“Secondary Market Transaction” has the meaning set forth in Section 5.5.

“Securities Act” has the meaning set forth in the Recitals.

“Settlement Agent” means UMB Bank, National Association, as settlement agent under the Settlement Agent Agreement, or any successor in accordance with the applicable provisions of the Settlement Agent Agreement.

“Settlement Agent Agreement” means the Settlement Agent Services Agreement, dated as of September 30, 2026, between the Company and UMB Bank, National Association, as settlement agent as may be amended, modified or restated from time to time.

“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity (other than a trust) in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Transaction Documents” has the meaning set forth in Section 3.2.1.1.

1.2Interpretations.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.”  All references to time of day herein are references to Eastern Time unless otherwise specifically provided.  All references to this Agreement, the Subordinated Notes, the Paying Agency Agreement, or the Settlement Agent Agreement shall be deemed to be to such documents as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.
1.3Exhibits Incorporated.  All Exhibits attached hereto are hereby incorporated into this Agreement.
2.SUBORDINATED DEBT.
2.1Certain Terms.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes in an aggregate principal amount equal to the aggregate of the Subordinated Note Amounts.  The Purchasers, severally and not jointly, each agree to purchase the Subordinated Notes from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement, the Subordinated Notes, the Paying Agency Agreement, or the Settlement Agent Agreement.  The Subordinated Note Amounts shall be disbursed in accordance with Section 3.1.  The Subordinated Notes shall bear interest per annum as set forth in the Subordinated Notes.  The unpaid principal balance of the Subordinated Notes plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of (i) acceleration by the Purchasers in accordance with the terms of the Subordinated Notes and this Agreement or (ii) the Company’s delivery of a notice of redemption or repayment in accordance with the terms of the Subordinated Notes.  In the event of an irreconcilable conflict between this Agreement and the Subordinated Notes with respect to the terms of the Subordinated Notes, the Subordinated Notes will govern.
2.2Subordination.  The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein.
2.3Maturity Date.  On the Maturity Date, all sums due and owing under this Agreement and the Subordinated Notes shall be repaid in full.  The Company acknowledges and agrees that the Purchasers have not made any commitments, either express or implied, to extend the terms of the Subordinated Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless the Company and the Purchasers hereafter specifically otherwise agree in writing.
2.4Unsecured Obligations.  The obligations of the Company to the Purchasers under the Subordinated Notes shall be unsecured.
2.5The Closing.  The closing of the sale and purchase of the Subordinated Notes (the “Closing”) shall occur remotely via the electronic or other exchange of documents and signature pages, unless otherwise agreed to by the parties, at 10:00 a.m. (Eastern Time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.
2.6Payments.  The Company and the Purchasers agree that matters concerning payments and application of payments shall be as set forth in this Agreement and in the Subordinated Notes.
2.7No Right of Offset.  Each Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Subsidiaries.
2.8Use of Proceeds.  The Subordinated Notes will be designated as subordinated debt in accordance with GAAP and the net proceeds from the sale of the Subordinated Notes shall be used by the

Company for general corporate purposes, which may include the redemption of all or a portion of its currently outstanding 4.375% Fixed to Floating Rate Notes due December 31, 2030.
3.DISBURSEMENT.
3.1Disbursement.  On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied or waived by the Company or the Purchasers, as applicable, and the Company has executed and delivered to each of the Purchasers this Agreement and such Purchaser’s Subordinated Note and any other related documents in form and substance reasonably satisfactory to the Purchasers, each Purchaser shall disburse in immediately available funds the Subordinated Note Amount set forth on each Purchaser’s respective signature page hereto to the Company in exchange for (i) in the case of any Purchaser that qualifies as a QIB, an electronic securities entitlement through the facilities of DTC in accordance with the Applicable Procedures with a principal amount equal to such Subordinated Note Amount, or (ii) in the case of any Purchaser that does not qualify as a QIB, a Subordinated Note with a principal amount equal to the Subordinated Note Amount ((i) and (ii) collectively, the “Disbursement”).  The Company will deliver (A) to the Settlement Agent, a global certificate representing the Subordinated Notes (or applicable portion thereof) registered in the name of Cede & Co., as nominee for DTC (the “Global Note”), or (B) to the applicable Purchaser of the Subordinated Notes not represented by the Global Note, such Purchaser’s Subordinated Note in definitive form (or evidence of the same with the original to be delivered by the Company by overnight delivery on the next Business Day in accordance with the delivery instructions of the Purchaser), and (C) to the Paying Agent, a list of Purchasers receiving the Subordinated Notes in the Disbursement under clause (ii) above.
3.2Conditions Precedent to Disbursement.
3.2.1Conditions to the Purchasers’ Obligation.  The obligation of each Purchaser to consummate the purchase of the Subordinated Notes to be purchased by them at Closing and to effect the Disbursement is subject to delivery by or at the direction of the Company to such Purchaser (or, with respect to the Settlement Agent Agreement and the Paying Agency Agreement, to the Settlement Agent and Paying Agent, respectively) each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):
3.2.1.1Transaction Documents.  This Agreement, the Settlement Agent Agreement, the Paying Agency Agreement and the Global Note or such Purchaser’s Subordinated Note (collectively, the “Transaction Documents”), each duly authorized and executed by the Company.
3.2.1.2Authority Documents.
(a)A copy, certified by the Secretary or Assistant Secretary of the Company, of the Charter of the Company;
(b)A certificate of subsistence of the Company issued by the Department of State of the Commonwealth of Pennsylvania;
(c)A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of the Company;
(d)A copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions of the board of directors of the Company, and any committee thereof, authorizing the issuance of the Subordinated Notes and the execution, delivery, and performance of the Transaction Documents;

(e)An incumbency certificate of the Secretary or Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and
(f)The opinion of Bybel Rutledge LLP, counsel to the Company, dated as of the Closing Date, substantially in the form set forth as Exhibit B attached hereto addressed to the Purchasers and the Placement Agent.
3.2.1.3Other Documents.  Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as a Purchaser may reasonably request.
3.2.1.4Aggregate Investments.  Prior to, or contemporaneously with the Closing, each Purchaser shall have actually subscribed for the Subordinated Note Amount set forth on such Purchaser’s signature page hereto.
3.2.2Conditions to the Company’s Obligation.  With respect to a given Purchaser, the obligation of the Company to consummate the sale of the Subordinated Notes and to effect the Closing is subject to delivery by or at the direction of such Purchaser to the Company of this Agreement, duly authorized and executed by such Purchaser and the Company’s receipt of the Subordinated Note Amount set forth on such Purchaser’s signature page hereto.
4.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each Purchaser as follows:

4.1Organization and Authority.
4.1.1Organization Matters of the Company and Its Subsidiaries.
4.1.1.1The Company is a duly organized corporation, is validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of Property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
4.1.1.2The Bank is the only direct or indirect Subsidiary of the Company.  The Bank has been duly chartered and is validly existing as a Pennsylvania state-chartered commercial bank and trust company presently subsisting under the laws of the Commonwealth of Pennsylvania, has corporate power and authority to own, lease and operate its Properties, to conduct its business, and to perform its obligations under the Transaction Documents, and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of Property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  All of the issued and outstanding shares of capital stock or other Equity Interests in the Bank have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; and none of the outstanding shares of capital stock of, or other Equity Interests in, the Bank were issued in violation of the preemptive or similar rights of any security holder of the Bank or any other entity.
4.1.1.3The Bank is a Pennsylvania state-chartered commercial bank and trust company.  The deposit accounts of the Bank are insured by the FDIC up to applicable limits.  The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to materially and adversely affect the status of the Bank as an FDIC-insured institution.
4.1.2Capital Stock and Related Matters.  The Charter of the Company authorizes the Company to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of the date of this Agreement, there are 6,554,012 shares of the Company’s common stock issued, and outstanding and no shares of the Company’s preferred stock issued and outstanding.  All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth in Section 5.35(c)(v), there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company.
4.2No Impediment to Transactions.
4.2.1Transaction is Legal and Authorized.  The issuance of the Subordinated Notes, the borrowing of the aggregate of the Subordinated Note Amounts, the execution and delivery of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.
4.2.2Agreements.  This Agreement, the Settlement Agent Agreement and the Paying Agency Agreement have been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
4.2.3Subordinated Notes.  The Subordinated Notes have been duly authorized by the Company and when the Subordinated Notes and Global Note representing such Subordinated Notes is executed by the Company and issued, delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will have been duly executed, authenticated, issued and delivered, and will constitute legal, valid and binding obligations of the Company and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
4.2.4Exemption from Registration.  Neither the Company, nor the Bank, nor to the Company’s knowledge, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes. Assuming the accuracy of the representations and warranties of each Purchaser set forth in this Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act. No “bad actor” disqualifying event described in Rule 506(d)(1) of Regulation D (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1), except a Disqualification Event described in Rule 506(d)(2) or (3) (each, a “Company Covered Person”). The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) with respect to any Company Covered Person.  Based upon a written representation by the Placement Agent, to the Company’s knowledge, the Placement Agent, no general partner or managing member of the Placement Agent, director or executive officer of the Placement Agent or officer of the Placement Agent participating in the offer or sale of the Subordinated Notes is subject to a Disqualification Event, except a Disqualification Event described in Rule 506(d)(2) or (3), or a Disqualification Event that requires disclosure under Rule 506(e).
4.2.5No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under:  (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or the Bank, as applicable, is now a party or by which it or any of its Properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or the Bank; or (4) any statute, rule or regulation applicable to the Company or the Bank, except, in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any material Property or asset of the Company.  Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its Properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  The Bank is not a party to, or otherwise subject to, any legal restriction or any agreement (other than customary limitations imposed by corporate law statutes, banking law statutes, rules and policies, or other regulatory statutes) restricting the ability of the Bank to pay dividends or make any other distributions to the Company.
4.2.6Governmental Consent.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company or any of its Subsidiaries that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.
4.3Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; the Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries,

taken as a whole; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.
4.4Financial Condition.
4.4.1Company Financial Statements.  The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable), which have been made available to the Purchasers (i) have been prepared from, and are in accordance with, the books and records of the Company or the Bank, as applicable; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (x) as indicated in such statements or in the notes thereto, (y) for any statement therein or omission therefrom that was corrected, amended, or supplemented or otherwise disclosed or updated in a subsequent Company’s Report, and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet (or notes thereto) of the Company contained in the Company’s Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.
4.4.2Absence of Default.  Since the end of the Company’s last fiscal year ended December 31, 2025, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company or the Bank the right to accelerate the maturity of any material Indebtedness of the Company or the Bank.  The Company is not in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, except where non-compliance could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
4.4.3Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.
4.4.4Ownership of Property.  The Company and each of its Subsidiaries has good and marketable title as to all Property owned by it and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank or FRB, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet due or delinquent or which are being contested in good faith and (iii) such as do not, individually or in the aggregate, materially and adversely affect the value of such Property and do not materially and adversely interfere with the use made and proposed to be made of such Property by the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it.  Such existing Leases and commitments to Lease constitute or will constitute operating Leases for both tax and financial accounting purposes except as otherwise disclosed in the Company’s Reports and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Company’s Reports.
4.5No Material Adverse Change.  Since the end of the Company’s last fiscal year ended December 31, 2025, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
4.6Legal Matters.
4.6.1Compliance with Law.  The Company and each of its Subsidiaries (i) has complied with and (ii) to the Company’s knowledge, is not under investigation with respect to and has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any Governmental Agency, except where any such failure to comply or violation would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  The Company and each of its Subsidiaries is in compliance with, and at all times prior to the date hereof has been in compliance with, (x) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (y) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing. Notwithstanding the foregoing, nothing in this Section 4.6.1 or otherwise in this Agreement shall require the Company or any of its Subsidiaries to disclose any confidential regulatory or supervisory information of the Company or any of its Subsidiaries.
4.6.2Regulatory Enforcement Actions.  The Company, the Bank and its other Subsidiaries, if any, are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, except for any such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  None of the Company, the Bank, the Company’s or the Bank’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are there, to the Company’s knowledge, (a) any such restrictions threatened, (b) any agreements, memoranda or commitments being sought by any Governmental Agency, or (c) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency that remain unresolved. Notwithstanding the foregoing, nothing in this Section 4.6.2 or otherwise in this Agreement shall require the Company or the Bank to disclose any confidential regulatory or supervisory information of the Company or the Bank.
4.6.3Pending Litigation.  There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity or before or by any Governmental Agency, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or affect issuance or payment of the Subordinated Notes; and neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any Governmental Agency, that, individually or in the aggregate, would reasonably be expected to have  a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
4.6.4Environmental.  No Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither the Company nor any of its Subsidiaries has engaged in such activities.  There are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law except for such claims or actions that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and the Bank taken as a whole.
4.6.5Brokerage Commissions.  Except for commissions paid or payable to the Placement Agent, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
4.6.6Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.6.7OFAC.  None of the Company, the Bank, or any officer or director of the Company or the Bank, nor, to the knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the Company or the Bank is or has been (A) engaged in providing services (including financial services) or transfers of goods, software or technology or engaging in any other business activity involving (w) Cuba, Iran, North Korea, Sudan, Syria, or Russia, except as otherwise may be permitted by licenses or waivers issued by the United States Government (“Sanctioned Countries”), (x) the government and instrumentalities thereof of any Sanctioned Country, (y) any Person, entity or organization located in, resident in, formed under the laws of, a Sanctioned Country or owned or controlled by the government of any Sanctioned Country, or (z) any Person, entity or organization made the subject of any sanctions administered or enforced by the Office of Foreign Asset Control (“OFAC”) of the United States Treasury Department, including, without limitation, its Specially Designated Nationals List (collectively, “Sanctions”) and the Company will not directly or indirectly use the proceeds from the sale of the Subordinated Notes knowingly to lend, contribute or otherwise make available such proceeds to any Subsidiary, or any joint venture partner or other Person or entity, for the purpose of financing the activities of, or business with, any Person subject to Sanctions or in any Sanctioned Country or knowingly participate in any transaction with another Person that will facilitate a violation of the Sanctions or facilitate involvement of a Sanctioned Country.

4.7No Misstatement.  No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by the Company to the Purchasers in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers and as of the date of this Agreement, except for any material statement therein or material omission therefore which was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent exhibit, report, schedule or document prior to the date of this Agreement.
4.8Internal Accounting Controls.  The Company and the Bank have established and maintain a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures are being made only in accordance with authorizations of the Company management and Board of Directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that would have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  Since the conclusion of the Company’s last completed fiscal year there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting.  The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s internal controls over financial reporting.  Such disclosure controls and procedures are effective for the purposes for which they were established.
4.9Tax Matters.  The Company, Bank and each Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by them and any other material tax assessment, fine or penalty levied against them other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.
4.10Representations and Warranties Generally.  The representations and warranties of the Company set forth in this Agreement that do not contain a “Material Adverse Effect” qualification or other express materiality or similar qualification shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for any such representation or warranty that is made only as of a specific date, in which case as of such specific date).  The representations and warranties of the Company set forth in this Agreement that contain a “Material Adverse Effect” qualification or any other express materiality or similar qualification shall be true and correct as of the date hereof and as of the Closing Date (except for any such representation or warranty that is made only as of a specific date, in which case as of such specific date).

5.GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

The Company hereby further covenants and agrees with each Purchaser as follows:

5.1Compliance with Transaction Documents.  The Company shall comply with, observe and timely perform each and every one of the covenants, agreements, and obligations under the Transaction Documents.
5.2Affiliate Transactions.  The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to, enter into any material transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.
5.3Compliance with Laws.
5.3.1Generally.  The Company shall comply and cause the Bank and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership, leasing, or use of its Properties, except, in each case, where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
5.3.2Regulated Activities.  The Company shall not itself, nor shall it cause, permit or allow the Bank or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity (or the effect thereof if such laws and regulations were enforced) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.
5.3.3Taxes.  The Company shall and shall cause the Bank and any other of its Subsidiaries to promptly pay and discharge all material taxes, assessments and other governmental charges imposed upon the Company, the Bank or any other of its Subsidiaries or upon the income, profits, or property of the Company or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Company, the Bank or any other of its Subsidiaries.  Notwithstanding the foregoing, none of the Company, the Bank or any other of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company, the Bank and such other Subsidiary.
5.3.4Corporate Existence.  The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of the Bank and the other Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to the Company, the Bank or the other Subsidiaries.
5.3.5Dividends, Payments, and Guarantees During Event of Default.  Upon the occurrence of an Event of Default (as defined in the Subordinated Notes), until such Event of Default is cured by the Company or waived by the Noteholders (as defined in the Subordinated Notes) in accordance with Section 18 (Waiver and Consent) of the Subordinated Notes and except as required by any federal or state Governmental Agency, the Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s Indebtedness that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans (including, without limitation, any repurchases or acquisitions in connection with the forfeiture of any stock award, cashless or net exercise of any option, or acceptance of common stock in lieu of an award recipient’s tax obligations under any equity award).
5.3.6Tier 2 Capital.  If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, the Company will immediately notify the Noteholder (as defined in the Subordinated Note), and thereafter the Company and the Noteholder (as defined in the Subordinated Note) will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.
5.4Absence of Control.  It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company or the Bank, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or the Bank.  Each Purchaser agrees that it shall not, without the prior consent of the Company, contribute capital to the Company or acquire an amount of voting securities of the Company that in either case would cause such Purchaser, to be deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended.  This paragraph shall survive the Closing until the Subordinated Note has been redeemed or matured.
5.5Secondary Market Transactions.  Each Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”).  In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, reasonably cooperate with the Purchasers and otherwise reasonably assist the Purchasers in satisfying the market standards to which Purchasers customarily adhere or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction, but in no event shall the Company be required to incur costs or expenses in excess of $5,000 in connection therewith.  Subject to any written confidentiality obligation, including the terms of any confidentiality or non-disclosure agreements between the Purchasers and the Company, all information regarding the Company may be furnished, without liability except in the case of gross negligence or willful misconduct, to any Purchaser and to any Person reasonably deemed necessary by Purchaser in connection with participation in such Secondary Market Transaction.  All documents, financial statements, appraisals and other data relevant to the Company or the Subordinated Notes may be retained by any such Person, subject to the terms of any applicable confidentiality agreements. The Purchaser shall cause any Person to whom the Purchaser wishes to deliver confidential Company information related to the Secondary Market Transaction to execute and deliver to the Company a confidentiality or non-disclosure agreement reasonably acceptable to the Company unless such Person is a party to a commercially reasonable confidentiality or non-disclosure agreement to which the Company is a third party beneficiary. Notwithstanding the foregoing, nothing in this Section 5.5 or otherwise in this Agreement shall require the Company or any of its Subsidiaries to disclose any confidential regulatory or supervisory information of the Company or the Bank.
5.6Bloomberg.  The Company shall use commercially reasonable efforts to cause the Subordinated Notes to be quoted on Bloomberg.
5.7Rule 144A Information.  While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.
5.8DTC Registration.  Upon the request of a holder of a Subordinated Note that is a Qualified Institutional Buyer, as defined in Rule 144A under the Securities Act (each, a “QIB”), the Company shall use commercially reasonable efforts to cause the Subordinated Notes held by such QIB to be registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”) or a nominee of DTC.  For purposes of clarity and pursuant to (and as further described in) the terms of the Subordinated Notes, any redemption made pursuant to the terms of the Subordinated Notes shall be made on a pro rata basis, and, for purposes of a redemption processed through DTC, on a “Pro Rata Pass-Through Distribution of Principal” basis, among all of the Subordinated Notes outstanding at the time thereof.
6.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

Each Purchaser hereby represents and warrants to the Company, and covenants with the Company, severally and not jointly, as follows:

6.1Legal Power and Authority.  It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  It is an entity duly organized, validly existing and in good standing under the laws its jurisdiction of organization.
6.2Authorization and Execution.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
6.3No Conflicts.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) its organizational documents, (ii) any agreement to which it or its Affiliate is party, (iii) any law, rule or regulation applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.  No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Agency, nor expiration or termination of any statutory waiting period, is necessary for the consummation by it of the transactions contemplated by this Agreement.
6.4Purchase for Investment.  It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same.  It has no present or contemplated agreement, undertaking, arrangement, obligation, Indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.
6.5Institutional Accredited Investor or Qualified Institutional Buyer.  It is and will be on the Closing Date either (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB, and in either case, has such knowledge and experience in financial and business matters as to be capable of independently evaluating the merits and risks of purchasing the Subordinated Notes, understands the risk of, and other considerations relating to, purchasing the Subordinated Notes, and is able to bear such risks.
6.6Financial and Business Sophistication.  It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes.  It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax, accounting and other considerations involved in deciding to purchase the Subordinated Notes.
6.7Ability to Bear Economic Risk of Investment.  It recognizes that an investment in the Subordinated Notes involves substantial risk, including risks related to the Company’s business, operating results, financial condition and cash flows, and including those risks disclosed in the Company’s Reports, which it has carefully considered in connection with making an investment in the Subordinated Notes.  It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of the principal amount of the Subordinated Note and any accrued but unpaid interest thereon purchased under this Agreement.
6.8Information.  It acknowledges that  (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular, private placement memorandum, or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of the Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to purchase the Subordinated Notes; (iii) it has availed itself of publicly available financial and other information, including without limitation the Company Reports, concerning the Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes; and (iv) it has not received nor relied on any form of general solicitation or general advertising (within the meaning of Regulation D) from the Company in connection with the offer and sale of the Subordinated Notes.  It has reviewed the information set forth in the Company’s Reports, the exhibits hereto and the information contained in the Data Room.  The Purchaser has reviewed the information set forth in the Presentation provided to the Purchaser in connection with the transactions contemplated by this Agreement, and the Purchaser understands that the Presentation is not an offering circular, private placement memorandum, or prospectus and does not contain all of the information that would be included in an offering circular or prospectus.  The Purchaser understands that the information and documents provided in the Data Room are important to a review and understanding of a purchase of the Subordinated Notes.
6.9Access to Information.  It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been reasonably requested by it or its advisors and have been provided access to the Data Room and reviewed the information contained therein, given the opportunity to ask questions of, and to receive answers from, Persons acting on behalf of the Company concerning the terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.
6.10Investment Decision.  It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity, including the Company, the Placement Agent, or any of the other Purchasers.  Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein.  It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement.  Furthermore, it acknowledges that (i) the Placement Agent has not performed any due diligence review on behalf of the Purchaser or otherwise acted on behalf of or for the benefit of the Purchaser, and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax, accounting or investment advice.
6.11Private Placement; No Registration; Restricted Legends.  It understands and acknowledges that the Subordinated Notes are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it.  Further, while any Subordinated Notes remain in the restricted holding period pursuant to Rule 144 under the Securities Act, the Purchaser understands and acknowledges that any resale of such Subordinated Notes will be limited to a QIB under Rule 144A under the Securities Act.  It is not subscribing for the Subordinated Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting. The Purchaser has not been solicited with respect to investment in the Subordinated Notes except in the jurisdiction of its address appearing on the Purchaser’s signature page to this Agreement.  It further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note.  It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell, pledge or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.  Neither the Company nor the Placement Agent has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Notes purchased by each Purchaser will ever be able to be lawfully resold, pledged or otherwise transferred.

6.12Placement Agent.  It will purchase the Subordinated Note(s) directly from the Company and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.
6.13Tier 2 Capital.  If the Company provides notice as contemplated in Section 5.3.6 of the occurrence of the event contemplated in such section, thereafter the Company and the Noteholder (as defined in the Subordinated Note) will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.
6.14Accuracy of Representations.  It understands that each of the Placement Agent and the Company are relying and will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and the Purchaser agrees that if any of the representations, warranties or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by the Purchaser are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and the Company.
6.15Not Savings Accounts, etc. The Purchaser acknowledges and agrees that the Subordinated Notes are not savings accounts or deposits of the Bank and are not insured or guaranteed by the FDIC or any Governmental Agency, and that no Governmental Agency has passed upon or will pass upon the offer or sale of the Subordinated Notes or has made or will make any finding or determination as to the fairness of the investment.
6.16Representations and Warranties Generally.  The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein.  Any certificate signed by a duly authorized representative of the Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.
6.17Physical Settlement of Subordinated Notes. Notwithstanding anything in this Agreement to the contrary, if the Purchaser is an “accredited investor” (as such term is defined in Rule 501(a)(1), (2), (3), or (7) of Regulation D), and is not also a QIB, it acknowledges that its Subordinated Note shall be physically delivered to such purchaser and registered in the name of such Purchaser, and it agrees to such physical delivery of its Subordinated Note.
7.MISCELLANEOUS.
7.1Prohibition on Assignment by the Company.  Except as described in Section 9(b) (Merger or Sale of Assets) of the Subordinated Notes, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Subordinated Notes without the prior written consent of all the Noteholders (as defined in the Subordinated Note).  In addition, in accordance with the terms of the Subordinated Notes, any transfer of such Subordinated Notes by the Noteholders (as defined in the Subordinated Note) must be made in accordance with the Assignment Form attached thereto and the requirements and restrictions thereof.
7.2Time of the Essence.  Time is of the essence for this Agreement.

7.3Waiver or Amendment.  Except as may apply to any particular waiving or consenting Noteholder, no waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes shall be effective except with the consent of at least fifty percent (50%) of the aggregate principal amount (excluding any Subordinated Notes held by the Company or any of its Affiliates) of the Subordinated Notes at the time outstanding; provided, however, that without the consent of each holder of an affected Subordinated Note, no such amendment or waiver may: (i) reduce the principal amount of the Subordinated Note; (ii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iii) extend the maturity of any Subordinated Note; (iv) change the currency in which payment of the obligations of the Company under this Agreement and the Subordinated Notes are to be made; (v) lower the percentage of aggregate principal amount of outstanding Subordinated Notes required to approve any amendment of this Agreement or the Subordinated Notes; (vi) make any changes to Section 4(c) (Partial Redemption), Section 6 (Events of Default; Acceleration), Section 7 (Failure to Make Payments), Section 16 (Priority), or Section 18 (Waiver and Consent) of the Subordinated Notes that adversely affects the rights of any holder of a Subordinated Note; (vii) make any changes to this Section 7.3 (Waiver or Amendment) that adversely affects the rights of any holder of a Subordinated Note; or (viii) disproportionately affect the rights of any of the holders of the then outstanding Subordinated Notes.  Notwithstanding the foregoing, the Company may amend or supplement the Subordinated Notes without the consent of the holders of the Subordinated Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes, or to make any change that does not adversely affect the rights of any holder of any of the Subordinated Notes.  No failure to exercise or delay in exercising, by a Purchaser or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law or equity.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.  No notice or demand on the Company in any case shall, in itself, entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers to any other or further action in any circumstances without notice or demand.  No consent or waiver expressed or implied, by the Purchasers to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder.  Failure on the part of the Purchasers to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Purchasers of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.
7.4Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
7.5Notices.  Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next Business Day delivery, addressed:
if to the Company:	First Keystone Corporation

111 West Front Street Berwick, PA 18603 Attention: Jack W. Jones
with a copy to:	Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 Attention: Erik Gerhard
if to a Purchaser:	To the address indicated on such Purchaser’s signature page.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next Business Day delivery was requested).

7.6Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, (a) unless the Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company and (b) unless such assignment complies with the Assignment Form attached to the Subordinated Notes, no assignment made by a Purchaser shall be effective of confer any rights on any purported assignee of such Purchaser.  The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from any Purchaser merely because of such purchase but shall include a purchaser of any of the Subordinated Notes pursuant to an assignment complying with the Assignment Form attached to the Subordinated Notes.
7.7No Joint Venture or Fiduciary Relationship.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser shall be deemed to make a Purchaser a partner or joint venturer with the Company nor give rise to a fiduciary relationship between the Company and any Purchaser.
7.8Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.
7.9Entire Agreement.  This Agreement and the Subordinated Notes, along with any exhibits thereto and any confidentiality or non-disclosure agreements between the Purchaser and the Company or the Placement Agent, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.
7.10Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law).  Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of

America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.
7.11No Third-Party Beneficiary.  This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.
7.12Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
7.13Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed by each party in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  In the event that any signature is delivered by facsimile transmission or scan of a manual signature, or by e-mail delivery of a “.pdf” format data file or by electronic signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same legal force and effect as original signatures that were physically executed.  Any use by a party of an electronic signature must be in accordance with the federal Electronic Signature In Global and National Commerce Act and Pennsylvania law as may be temporarily modified or suspended from time to time by emergency regulation.
7.14Knowledge; Discretion.  All references herein to a Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge, after due inquiry, of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.
7.15Waiver of Right to Jury Trial.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL.  THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16Expenses.  Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.
7.17Survival.  Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

FIRST KEYSTONE CORPORATION

By:

Name:Stacy L. Gordner

Title:	Senior Vice President and Chief Financial Officer

(Principal Financial Officer)

IN WITNESS WHEREOF, the Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

[INSERT PURCHASER NAME]

By:

Name:[●]

Title:[●]

Address of Purchaser:

[●]

Email: [●]

Principal Amount of Purchased Subordinated Note:

$[●]